Exhibit (18)

Calculation of Filing Fee Tables

Form N-14

(Form Type)

Ares Strategic Income Fund

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price (1)	Fee Rate	Amount of Registration Fee (1)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward

	Debt	5.700% Notes due 2028	457(a)	$1,000,000,000		$1,000,000,000	0.00015310	$153,100
	Debt	5.600% Notes due 2030	457(a)	$750,000,000		$750,000,000	0.00015310	$114,825
Fees to be Paid	Debt	6.200% Notes due 2032	457(a)	$750,000,000		$750,000,000	0.00015310	$114,825
Fees Previously Paid	Debt	6.350% Notes due 2029	457(a)	$700,000,000		$700,000,000	0.00014760	$103,320

Total Offering Amounts						$3,200,000,000		$486,070

Total Fees Previously Paid								$103,320 (2)

Total Fee Offsets								—

Net Fee Due								$382,750

(1)	Estimated solely for the purpose of calculating the registration fee and computed pursuant to Rule 457(a) and 457(f)(2) of the Securities Act of 1933, as amended.

(2)	The fee of $103,320 was paid in connection with the initial filing of the registration statement on Form N-14 (File No. 333-281691) on August 21, 2024.